Exhibit 10.3

[FORM OF NEW CIC AGREEMENT (TIER I OR TIER II)]

[Date]

[Name]

[Title]

[Address]

Dear                     :

Equifax Inc. (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders.  In this connection, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control exists and that possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.  Accordingly, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.  At the same time, the Company expects to receive certain benefits in exchange for providing you with this measure of financial security and incentive under this Letter.  Therefore, the Company believes that you should provide various specific commitments which are intended to assure the Company that you will not direct your skills, experience and knowledge to the detriment of the Company for a period not to exceed the period during which payments are being made to you under this Letter.

In order to induce you to remain in its employ, the Company agrees to provide you the compensation and benefits described in this Letter (in lieu of any severance payments and benefits you would otherwise receive in accordance with the Company’s severance pay practices) if your employment with the Company is terminated subsequent to a “Change in Control” of the Company (as defined in paragraph 3) under the circumstances described in paragraph 4.  This Letter supersedes and replaces all prior agreements and understandings on the matters set forth herein.

1.                                       No Right to Continued Employment.  This Letter does not give you any right to continued employment by the Company or a Subsidiary, and it will not interfere in any way with the right the Company or a Subsidiary otherwise may have to terminate your employment at any time.

2.                                       Term of This Letter. The terms of this Letter will be effective as of                     ,         , and, except as otherwise provided in this Letter, will continue in effect until                           ,         ; provided that commencing on January 1,          and each subsequent January 1, the terms of this Letter will be extended automatically so as to remain in effect for three (3) years from that January 1 unless at least sixty (60) days prior to January 1 of a given year, the Company notifies you that it does not wish to continue this Letter in effect beyond its then current expiration date; and provided further that if a Change in Control occurs prior to the expiration of this Letter, this Letter will continue in effect for                    (    ) [2 or 3 depending on Tier II or I] years from the Change in Control Date.

3.                                       Change In Control.  No benefits will be payable under this Letter unless there is a Change in Control and your employment by the Company is terminated under the circumstances described in paragraph 4 entitling you to benefits.  For purposes of this Letter, a Change in Control of the Company means the occurrence of any of the following events during the period in which this Letter remains in effect:

3.1                                 Voting Stock Accumulations.  The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph 3.1, a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (a) directly from the Company that is approved by the Incumbent Board, (b) by the Company, (c) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (d) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (a), (b) and (c) of subparagraph 3.2; or

3.2                           Business Combinations.  Consummation of a Business Combination, unless, immediately following that Business Combination, (a) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially owns, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (b) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination)

beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (c) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

3.3                           Sale of Assets.  A sale or other disposition of all or substantially all of the assets of the Company; or

3.4                           Liquidations or Dissolutions.  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (a), (b) and (c) of subparagraph 3.2.

For purposes of this paragraph 3, the following definitions will apply:

“Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

“Business Combination” means a reorganization, merger or consolidation of the Company.

“Eighty Percent (80%) Subsidiary” means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

“Incumbent Board” means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the date of this Letter or (b) members who become members of the Company’s Board of Directors subsequent to the date of this Letter whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange

Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

 “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

4.                                      Termination Following Change in Control.  If any of the events described in paragraph 3 constituting a Change in Control occurs, you will be entitled to the payments and benefits provided for in paragraph 5 if your employment is terminated within six (6) months prior to the Change in Control in connection with the Change in Control or your employment is terminated within [2 or 3 depending on Tier II or I] years from the date of the Change in Control, unless your termination is (a) because of your death, (b) by the Company for Cause or Disability, or (c) by you other than for Good Reason. The payments and benefits provided for in paragraph 5 will be in lieu of any severance payments you would otherwise receive in accordance with the Company’s severance pay practices in effect at the time of a Change in Control Date, but will have no effect on any of the Company’s other employee benefit plans, programs, practices or policies, as amended from time to time.  The Company shall withhold appropriate federal, state or local income, employment and other applicable taxes from any payments hereunder.

4.1                                 Cause.  Termination by the Company of your employment for “Cause” means termination by the Company of your employment upon (a) your willful and continued failure to substantially perform your duties with the Company (other than any failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chief Executive Officer of the Company that specifically identifies the manner in which the Chief Executive Officer believes that you have not substantially performed your duties, or (b) your willfully engaging in misconduct that is materially injurious to the Company, monetarily or otherwise.  For purposes of this subparagraph 4.1, no act, or failure to act, on your part will be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.  Notwithstanding the above, you will not be deemed to have been terminated for Cause unless and until you have been given a copy of a Notice of Termination from the Chief Executive Officer of the Company after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before (i) the Chief Executive Officer, or (ii) if you are an elected officer of the Company, the Board of Directors of the Company, finding that in the good faith opinion of the Chief Executive Officer, or, in the case of an elected officer, finding that in the good faith opinion of two-thirds of the Board of Directors, you committed the conduct set forth above in clauses (a) or (b) of this subparagraph 4.1, and specifying the particulars of that finding in detail.

4.2                                 Disability.  Termination by the Company of your employment for “Disability” means termination by the Company of your employment following and because of your failure to perform your duties as an employee for a period of at least one hundred eighty (180) consecutive calendar days as a result of total and permanent incapacity due to physical or mental illness or injury.  Your incapacity must be certified by a licensed medical doctor selected by you.  You will continue to receive your full base salary at the rate in effect and participation in incentives under terms of the Incentive Plan payable during the one hundred eighty (180) day qualification period until termination of your employment for Disability.  After that termination, your benefits will be determined in accordance with the Company’s long-term disability plan then in effect and any of the Company’s other benefit plans and practices then in effect that apply to you.  The Company will have no further obligation to you under this Letter and all supplemental benefits will be terminated.  If the Company disagrees with the certification of your incapacity, it may appoint another medical doctor to certify his opinion as to your incapacity, and if that doctor does not certify as to your incapacity, then the two doctors will appoint a third medical doctor to certify their opinion as to your incapacity, and the decision of a majority of the three doctors will prevail.  The Company will bear the costs of the doctors’ opinions.

4.3                                 Good Reason.   Termination by you of your employment for “Good Reason” means termination by you of your employment based on:

(a)                                  The assignment to you of duties inconsistent with your position with the Company as they existed immediately prior to the Change in Control Date (as defined below), or a substantial change in the nature of your responsibilities, as they existed immediately prior to the Change in Control Date (or if you receive a promotion or an increase in responsibilities or authority after the Change in Control Date, then a change with respect to your enhanced responsibilities), except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason;

(b)                                 A reduction by the Company in your base salary as in effect on the date of this Letter or as your salary may be increased from time to time, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ninety (90) days after notice thereof is given by you;

(c)                                  Material diminution of annual bonus opportunity under the Company’s incentive compensation plan(s) as in effect immediately prior to the

Change in Control Date (or similar incentive plan which, taken as a whole, provides substantially similar benefits) (collectively, the “Incentive Plan”), or a failure by the Company to continue you as a participant in the Incentive Plan on at least the basis of your participation immediately prior to the Change in Control Date or to pay you the amounts that you would be entitled to receive in accordance with the Incentive Plan, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ninety (90) days after notice thereof is given by you;

(d)                                 The Company’s requiring you to be based more than thirty-five (35) miles from the location where you are based immediately prior to the Change in Control Date, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control Date, or if you consent to that relocation, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you or to indemnify you against any loss realized in the sale of your principal residence in connection with that relocation;

(e)                                  The failure by the Company to continue in effect any retirement or compensation plan, supplemental retirement plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or any other benefit plan in which you are participating immediately prior to the Change in Control Date (or provide plans providing you with substantially similar benefits), the taking of any action by the Company that would adversely affect your participation or materially reduce your benefits under any of those plans or deprive you of any material fringe benefit enjoyed by you immediately prior to the Change in Control Date, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation practices in effect immediately prior to the Change in Control Date, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company within ninety (90) days after notice thereof is given by you;

(f)                                    Any failure by the Company to obtain the assumption of the agreement to perform this Letter by any successor, as required by paragraph 6; or

(g)                                 Any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph 4.4 (and, if applicable, subparagraph 4.1).

For purposes of this subparagraph 4.3, “Change in Control Date” means the date six months prior to the date of the Change in Control.

4.4                           Notice of Termination.  Any purported termination by the Company pursuant to subparagraphs 4.1 or 4.2 or by you pursuant to subparagraph 4.3 will be communicated by written Notice of Termination to the other party.  For purposes of this Letter, a “Notice of Termination” means a notice that indicates the specific termination provision in this Letter relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.  Any purported termination not effected pursuant to a Notice of Termination meeting the requirements set forth in this Letter will not be effective.

4.5                           Date of Termination.  For purposes of this Letter, the date of the termination of your employment (“Date of Termination”) will be (a) if your employment is terminated by your death, the end of the month in which your death occurs, (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given, or (c) if your employment is terminated by you or the Company for any other reason, the date specified in the Notice of Termination, which will not be later than thirty (30) days after the date on which the Notice of Termination is given.

5.                                       Benefits upon Certain Terminations following a Change in Control.  If any of the events described in paragraph 3 constituting a Change in Control occurs and your employment is terminated under the circumstances described in paragraph 4 which entitle you to payments and benefits under this paragraph 5, then the following provisions will apply:

5.1                                 Compensation through Date of Termination.  The Company will pay you (a) any unpaid amount of your base salary through the Date of Termination, (b) with respect to any year then completed, any unpaid amount accrued to you pursuant to the Incentive Plan, and (c) with respect to any year then partially completed, a pro rata portion through the Date of Termination of your annual bonus under the Incentive Plan. For purposes of item (c) above, your “annual bonus under the Incentive Plan” will be your highest annual bonus under the Incentive Plan with respect to the three (3) calendar years immediately preceding the year in which the Date of Termination occurs, prorated for the number of days through the Date of Termination.

5.2                                 Additional Severance.  In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company will pay as severance pay to you on the fifth (5th) business day following the Date of Termination a lump sum equal to                        (    ) [2 or 3 depending on whether Tier II or I] times the sum of (a) your annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination plus (b) your highest annual bonus earned under the Incentive Plan with respect to the three (3) calendar years immediately preceding the year in which the Date of Termination occurs.

5.3                                 Additional Retirement Benefit.  If you are a participant in the Company’s defined benefit retirement plan or supplemental retirement plan (collectively, the “Retirement Plan”), the Company will pay you on the fifth (5th) business day following the Date of Termination a lump sum retirement benefit, in addition to the benefits to which you are or would be entitled under the Retirement Plan.  That benefit will be a lump sum amount that is the actuarial equivalent of your benefits calculated pursuant to the terms of the Retirement Plan with the following adjustments:  (a) regardless of your Years of Vesting Service under the Retirement Plan, you will be treated as if you were 100% vested under the Retirement Plan, (b) the number of Years of Benefit Service used with respect to any supplemental retirement plan will be the actual number of Years of Benefit Service accumulated as of the Date of Termination plus an additional number of Years of Benefit Service (up to a maximum of five (5) additional years) equal to the number of additional Years of Benefit Service that you would have earned if you had remained an employee of the Company until attainment of age sixty-two (62), (c) the Final Average Earnings (for purposes of applying the benefit formula under the Retirement Plan) will be determined using (I) the highest monthly rate of Base Salary in effect during the twelve (12) months immediately preceding the Date of Termination, plus (II) the highest annual bonus paid to you or paid but deferred on your behalf under the Incentive Plan with respect to the three (3) calendar years immediately preceding the Date of Termination (regardless of the earnings limitations under the Retirement Plan or governmental regulations applicable to those plans), and (d) the monthly retirement benefit so calculated will be reduced by an amount equal to the monthly retirement benefit payable to you under the Retirement Plan.  All capitalized terms used in this subparagraph, unless otherwise defined, will have the same meanings as those terms are defined in the Retirement Plan.  The actuarial equivalent will be calculated based on the assumptions contained in the Retirement Plan on the Date of Termination; provided that the assumptions on which the actuarial equivalent will be calculated will be no less favorable to you than those assumptions contained in the Retirement Plan on the date of the Change in Control.

5.4                                 Benefit Plans.

(a)                                  Unless your employment is terminated for Cause, the Company will maintain in full force and effect, for your continued benefit for three (3) years after your Date of Termination, the group health, dental, vision, life insurance, disability and similar coverages in which you are entitled to participate immediately prior to the Date of Termination at the same level as for active employees and in the same manner as if your employment had not terminated.  Any additional coverages you had at termination, including dependent coverage, will also be continued for that period on the same terms, to the extent permitted by the applicable policies or contracts.  You will be responsible for paying any costs you were paying for those coverages at the time of termination by separate check payable to the Company each month in advance.  If the terms of any benefit plan referred to in this subparagraph 5.4(a), or the laws applicable to that plan do not permit your continued participation, then the Company will arrange for other coverages satisfactory to you at the Company’s expense that provide substantially similar benefits, or the Company will pay you a lump sum amount equal to the costs you would have to pay to obtain those coverage(s) for the three-year period.

(b)                                 If you have satisfied the requirements for receiving the Company’s retiree medical coverage on your Date of Termination or will satisfy those requirements prior to the last day of the three-year benefit continuation period provided in item (a) above, you (and your dependents) will be covered by, and receive benefits under, the Company’s retiree medical coverage program for employees at your level.  Your retiree medical coverage will commence on the date your health care coverage terminates under item (a) above, and will continue for your life (i.e., the coverage will be vested and may not be terminated), subject only to those changes in the level of coverage that apply to employees at your level generally.

(c)                                  You will be entitled to continue to participate in the Company’s 401(k) Retirement and Savings Plan for the three-year period after your Date of Termination.  For purposes of the 401(k) Plan, you will receive an amount equal to the Company’s contributions to the 401(k) Plan, assuming you had made contributions to the 401(k) Plan at the maximum permissible level.  If the Company cannot contribute those additional amounts to the 401(k) Plan on your behalf because of the terms of the 401(k) Plan or applicable law, the Company will pay to you within five (5) days of the Date of Termination a lump sum amount equal to the additional amounts the Company would have been required to contribute (based upon the terms of the 401(k) Plan as in effect on the Date of Termination).

5.5                                 No Mitigation Required.  You will not be required to mitigate the amount of any payment or benefits provided for in this paragraph 5 by seeking other employment or otherwise, nor will the amount of any payment or benefits provided for in this paragraph 5 be reduced by any compensation earned by you, or benefits provided to you, as the result of employment by another employer after the Date of Termination, or otherwise.

5.6                                 Tax Gross-Up Payment. If any payments or benefits provided pursuant to this Letter or any other payments or benefits provided to you by the Company are subject to an excise tax on an “excess parachute payment” under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), or any successor provision of the Code, or are subject to an excise or penalty tax under any similar provision of any other revenue system to which you may be subject, the Company will provide a gross-up payment to you in order to place you in the same after-tax position you would have been in had no excise or penalty tax become due and payable under Code Section 4999 (or any successor provision) or any similar provision of that other revenue system.  That gross-up payment will not apply to any excise or penalty tax attributable to any incentive stock option granted to you by the Company prior to April 1, 1998.  Any gross-up payment to which you are entitled as a result of the applicability of an excise tax under Code Section 4999 or any successor provision of the Code, or as a result of any excise or penalty tax under any similar provision of any other revenue system to which you may be subject, will be determined in accordance with a “Policy with Respect to Tax Gross-up Payments” adopted, or which will be adopted, by the Board of Directors (or a Committee of the Board), and once that policy is adopted, no amendment of that policy that adversely affects you will be effective with respect to your rights under this Letter without your written consent.  Any gross-up payment pursuant to this paragraph 5.6 shall be paid to you within five days after you remit the excise tax to the Internal Revenue Service; provided that, solely to satisfy an express requirement in the regulations under Code Section 409A, such payment shall be made no later than the end of the calendar year immediately following the calendar year in which you pay the related tax.

5.7                                 Executive Release Prior to Receipt of Benefits.  Upon the termination of your employment as described in paragraph 3 following a Change in Control, and prior to your receiving any benefits under this Letter on account thereof, you shall, as of the Date of Termination, execute an employee release substantially in the form attached hereto as Exhibit A (“Release”) as shall be determined by the Company.  Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution relating to your employment with the Company, but shall not include (i) your rights under this Letter; (ii) your rights under any employee benefit plan sponsored by the Company; (iii) your rights under any written employment agreement with the Company; (iv) your rights to indemnification under the Company’s bylaws or other governing instruments or under any agreement addressing such subject matter between you and the Company or under any merger or acquisition agreement addressing such subject matter; (v) your rights of insurance under any liability policy covering the Company’s officers; or (vi) claims which you may not release as a matter of law, including, but not limited to, indemnification claims under applicable law.  It is understood that you have twenty-one (21) days after receipt of the form of Release from the Company to consider whether to execute such Release and you may revoke such Release at any time within seven (7) days following its execution.  In the event that you have not received a form of Release from the Company by the tenth (10th) day following the Date of Termination, you may execute the form of Release attached hereto as Exhibit A and that shall be deemed acceptable to the Company.  In the event you do not execute the Release within the twenty-one (21) day period, or if you revoke such Release within the seven (7) day period, no benefits shall be payable under this Letter and this Letter shall be null and void.  Nothing in this Letter shall limit the scope or time of applicability of such release once it is executed and not timely revoked.

6.                                       Successors: Binding Agreement.

6.1                                 Assumption by Company’s Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to expressly assume the Company’s obligations under this Letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  Failure of the Company to obtain that agreement prior to the effectiveness of any succession will be a breach of this Letter and will entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled under this Letter if you terminated your employment for Good Reason within [2 or 3 depending on Tier II or I] years following a Change in Control, except that for purposes of implementing the foregoing, the date on which that succession becomes effective will be deemed the Date of Termination.  As used in this Letter, “Company” means Equifax Inc. and any successor to its business and/or assets, whether or not such successor executes and delivers an assumption agreement provided for in this subparagraph 6.1 or becomes bound by the terms of this Letter by operation of law or otherwise.

6.2                                 Enforcement by Your Successor.  This Letter will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you die subsequent to the termination of your employment while any amount would still be payable to you pursuant to this Letter if you had continued to live, all those amounts, unless otherwise provided in this Letter, will be paid in accordance with the terms of this Letter to your devisee, legatee or other designee or, if there be no designee, to your estate; that payment to be made in a lump sum within sixty (60) days from the date of your death.

7.                                       Notice.  For purposes of this Letter, notices and all other communications provided for in this Letter will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Letter, provided that all notices to the Company will be directed to the attention of the Chief Executive Officer of the Company (or if the notice is from the Chief Executive Officer, to the Chief Legal Officer of the Company), or to that other address as either party may have furnished to the other in writing in accordance with this paragraph 7, except that notice of change of address will be effective only upon receipt.

8.                                       Modification and Waiver.  No provision of this Letter may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing by you and that officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Letter to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

9.                                       Construction.  This Letter supersedes any oral agreement between you and the Company and any oral representation by the Company to you with respect to the subject matter of this Letter.  The validity, interpretation, construction and performance of this Letter will be governed by the laws of the State of Georgia.

10.                                 Severability.   If any one or more of the provisions of this Letter or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Letter as modified legal and enforceable to the fullest extent permitted under applicable laws.  The validity and enforceability of the remaining provisions or portions of this Letter will remain in full force and effect.

11.                                 Counterparts.  This Letter may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

12.                                 Legal Fees and Expenses.  If the Company breaches this Letter or if, within [2 or 3 depending on Tier II or I] years following a Change in Control, your employment is terminated under circumstances described in paragraph 4 that entitle you to payments and benefits under paragraph 5, the Company will reimburse you for all legal fees and expenses reasonably incurred by you to enforce your rights and benefits under this Letter, provided that, if you do not prevail on at least one material issue in any such action, you must reimburse the Company for such legal fees and expenses.  Upon presentation to the Company of the invoice for those legal fees and expenses, the Company will reimburse you monthly for those legal fees and expenses.

13.                                 Indemnification.  After your termination, the Company will indemnify you and hold you harmless from and against any claim relating to your performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which you served at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and Bylaws (the “Governing Documents”), provided that under no circumstances will the protection afforded to you under this paragraph be less than that afforded under the Governing Documents as in effect on the date of this Agreement except for changes mandated by law.  You will continue to receive the benefits of, and be covered by, any policy of directors and officers liability insurance maintained by the Company for the benefit of its directors, officers and employees.

14.                                 Employment by a Subsidiary.  Either the Company or a Subsidiary may be your legal employer.  For purposes of this Letter, any reference to your termination of employment with the Company means termination of employment with the Company and all Subsidiaries, and does not include a transfer of employment between any of them.  The actions referred to under the definition of “Good Reason” in subparagraph 4.3 include the actions of the Company or your employing Subsidiary, as applicable.  The obligations created under this Letter are obligations of the Company.  A change in control of a Subsidiary will not constitute a Change in Control for purposes of this Letter unless there is also a contemporaneous Change in Control of the Company.  For purposes of paragraph 1 and this paragraph, a “Subsidiary” means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

15.                                 Compliance with Section 409A.  In the event that (i) one or more payments of compensation or benefits received or to be received by you pursuant to this Letter (“Payment”) would constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then such Payment shall not be made or commence until the earlier of (i) six (6) months and one day after the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Code Section 409A) with the Company or (ii) such earlier time permitted under Code Section 409A and the regulations or other authority promulgated thereunder; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you under Code Section 409A, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such deferral.  During any period in which a Payment to you is deferred pursuant to the foregoing, you shall be entitled to interest on the deferred Payment at a per annum rate equal to the highest rate of interest applicable to six (6)-month non-callable certificates of deposit with daily compounding offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, N.A., on the date of such separation from service.  Upon the expiration of the applicable deferral period, any Payment which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum including all accrued interest.

16.  Restrictions on Conduct of Executive.

16.1 General. You and the Company understand and agree that the purpose of the provisions of this paragraph 16 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor.  You hereby acknowledge that you have received good and valuable consideration for the post-employment restrictions set forth in this paragraph 16 in the form of the compensation and benefits provided for herein.  You hereby further acknowledge that the post-employment restrictions set forth in this paragraph 16 are reasonable and that they do not, and will not, unduly impair your ability to earn a living after the termination of your employment with the Company or its affiliates.

In addition, the parties acknowledge: (A) that your services to the Company require unique expertise and talent in the provision of Competitive Services and that you have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that you are in a position of trust and responsibility and you have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing you in such position and giving you access to such information in reliance upon your agreement not to solicit customers during the Restricted Period; (C) that due to your unique experience and talent, the loss of your services to the Company cannot reasonably or adequately be compensated solely by damages in an action at law; (D) that you are capable of competing with the Company; and (E) that you are capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Letter.

Therefore, you shall be subject to the restrictions set forth in this paragraph 16.

16.2 Definitions. The following capitalized terms used in this paragraph 16 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in the capacity of a senior executive officer in which you have duties for such Competitor that involve Competitive Services and that are the same or similar to those services actually performed by you for the Company.

“Competitive Services” means the business of automated credit risk management and financial technologies for the internet and traditional lending environments.

“Competitor” means any of the following companies: Acxiom Corporation, CBC Companies, CSC Credit Services, The Dun & Bradstreet Corporation, Experian Group Ltd., Fair Isaac Corporation, Lexis-Nexis (a division of Reed Elsevier Inc.) and TransUnion, each of which is engaged, wholly or in part, in Competitive Services within the Restricted Territory.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of your employment with the Company or its affiliates for any reason whatsoever or any earlier date (during such employment period) of an alleged breach of the Restrictive Covenants by you.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative’“ means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the 12 months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company or its affiliates at any time within six months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

“Restricted Period” means the period of your employment with the Company or its affiliates plus one year after the Date of Termination.

“Restricted Territory” means the United States of America.

“Restrictive Covenants” means the restrictive covenants contained in paragraph 16.3 hereof.

“Third Party Information” means confidential or proprietary information subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.

“Work Product” means all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s or its affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by you (either solely or jointly with others) while employed by the Company or its affiliates.

                 16.3                         Restrictive Covenants.

                                                                                                 (i)  Restriction on Disclosure and Use of Confidential Information and Trade Secrets. You understand and agree that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to your own use. Accordingly, you hereby agree that you shall not, directly or indirectly, while employed by the Company or its affiliates and for a period of two years after the Date of Termination, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and you shall not, directly or indirectly, during such employment period and for a period of two years after the Date of Termination, use or make use of any Confidential Information in connection with any business activity other than that of the Company. You shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for yourself or for others, without the prior written consent of the Company throughout the term of this Letter and for the period during which the information remains a Trade Secret under applicable law. The parties acknowledge and agree that this Letter is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

             Anything herein to the contrary notwithstanding, you shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, you shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you.

You acknowledge that any and all Confidential Information is the exclusive property of the Company and agree to deliver to the Company on the Date of Termination, or at any other time the Company may request in writing, any and all Confidential Information which you may then possess or have under your control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.

                                                                                                 (ii)  Nonsolicitation of Protected Employees. You understand and agree that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to your own use.  Accordingly, you hereby agree that during the Restricted Period, you shall not directly or indirectly on your own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.

                                                                                                 (iii)  Restriction on Relationships with Protected Customers.  You understand and agree that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, on your own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom you had Material Contact on the Company’s behalf during the 12 months immediately preceding the Date of Termination; and, provided further, that the prohibition of this covenant shall not apply to the conduct of general advertising activities.  For purposes of this Agreement, you had “Material Contact” with a Protected Customer if (a) you had business dealings with the Protected Customer on the Company’s behalf; (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) you obtained Trade Secrets or Confidential Information about the customer as a result of your association with the Company.

(iv)  Noncompetition with the Company.  In consideration of the compensation and benefits being paid and to be paid by the Company to you hereunder, you hereby agree that, during the Restricted Period, you will not, without prior written consent of the Company, directly or indirectly obtain, serve in or operate in a Competitive Position with a Competitor where your duties involve operations of such Competitor within the Restricted Territory. You acknowledge that in the performance of your duties for the Company you are charged with operating on the Company’s behalf throughout the Restricted Territory and you hereby acknowledge, therefore, that the Restricted Territory is reasonable.

(v)  Ownership of Work Product.  You acknowledge that the Work Product belongs to the Company or its affiliates and you hereby assign, and agree to assign, all of the Work Product to the Company or its affiliates.  Any copyrightable work prepared in whole or in part by you in the course of your work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” you hereby assign and agree to assign to the Company or such affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. You shall promptly disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after your employment with the Company or its affiliates) to establish and confirm the Company’s or such affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(vi)  Third Party Information.  You understand that the Company and its affiliates will receive Third Party Information. During your employment with the Company or its affiliates and thereafter, and without in any way limiting the provisions of paragraph l6.3(i) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with your work for the Company or its affiliates, Third Party Information unless expressly authorized by the Company (other than you) in writing.

16.4                        Enforcement of Restrictive Covenants.

(i)  Rights and Remedies Upon Breach.  In the event you breach, or threaten to commit a breach of, any of the provisions of the Restrictive Covenants, the

Company shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii) Severability of Covenants. You acknowledge and agree that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Letter shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Letter. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Letter will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(iii)  Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

If you accept the above terms, please sign and return to me the enclosed copy of this Letter.

Sincerely,

Agreed to as of                             ,

[Name]

EXHIBIT A

Form of Release

THIS RELEASE (“Release”) is granted effective as of the            day of                         , by                                              (“Executive”) in favor of Equifax Inc. (the “Company”). This is the Release referred to in that certain Change in Control Agreement effective as of                     , 20     by and between the Company and Executive (the “Agreement”), with respect to which this Release is an integral part.

FOR AND IN CONSIDERATION of the payments and benefits provided by the  Agreement and the Company’s other promises and covenants as recited in the Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself or herself, Executive’s successors and assigns, now and forever hereby releases and discharges the Company and all its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries,  affiliates, estates, successors, assigns, benefit plans, consultants, administrators, and attorneys (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from the beginning of time up to the date this Release (“Release”) is executed, including, but not limited to, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Americans with Disabilities Act, as amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims which Executive has, had, or may have against the Releasees on account of or arising out of Executive’s employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced in the Agreement or under any employment agreement between Executive and the Company, (ii) any rights to indemnification that may exist from time to time under any indemnification agreement between Executive and the Company, or the Company’s articles of incorporation or bylaws, or Georgia law, or (iii) Executive’s ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive (collectively, the “Excluded Claims”).

Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that in consideration for the sums being paid to Executive he or she has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without

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limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

Executive specifically acknowledges and agrees that he or she has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., which Executive ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive.  Executive further acknowledges and agrees that he or she has been advised to consult with an attorney prior to executing this Release and that he or she has been given twenty-one (21) days to consider this Release prior to its execution.  Executive also understands that he or she may revoke this Release at any time within seven (7) days following its execution.  Executive understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to him or her until the expiration of the seven-day revocation period.

Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

Executive acknowledges that the terms of this Release must be kept confidential. Accordingly, Executive agrees not to disclose or publish to any person or entity the terms and conditions or sums being paid in connection with this Release, except as required by law, as necessary to prepare tax returns, or as necessary to enforce the Excluded Claims.

It is understood and agreed by Executive that the payment made to him or her is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

                                                Executive agrees and covenants that he or she will not make any derogatory or disparaging statements about or relating to the Company, its business practices, its products, its services or its employment practices and that he or she will not engage in any harassing conduct directed at Company.  For purposes of this provision, “Company” means and includes the Company and its officers, directors, agents, representatives and employees. Nothing in this provision is intended to prohibit Executive from testifying truthfully in any judicial or quasi-judicial proceeding.

This Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his or her claims.  Executive further acknowledges that he or she has had a full and reasonable opportunity to consider this Release and that he or she has not been pressured or in any way coerced into executing this Release.

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Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that he or she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Furthermore, with the exception of an action to challenge his or her waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim which is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts.  No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

IN WITNESS WHEREOF, the undersigned acknowledges that he or she has read these three pages and he or she sets his or her hand this            day of                         , 20      .

[Name of Executive]

Sworn to and subscribed before me this            day of                                       , 20    .

Notary Public

My Commission Expires:

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